VIA EDGAR

Securities and Exchange Commission
Mail Stop 0304
Washington, DC 20549

Attn:    Barbara C. Jacobs
           Assistant Director

                  Re: eCom eCom.com, Inc.
                  Registration Statement on Form S-3
                  File No. 333-88196
                  Filed May 14, 2002

Dear Ms. Jacobs:

         In connection with your correspondence dated August 29, 2002, please be informed that the Company has filed a Form SB-2 on August 14, 2002.

         Therefore, the Company respectfully submits this request for withdrawal of the filing of the Form S-3 Registration Statement.

         In the event you have any questions or require anything additional, please do not hesitate to contact me.


                                                     Sincerely,

                                                     /s/ Robert C. Wilson
                                                     ---------------------
                                                     Robert C. Wilson
                                                     President